Exhibit 5.2

April 18, 2006

Board of Directors

Rentech, Inc.

1331 17th Street, Suite 720

Denver, CO  80202-1557

Re:                               Rentech, Inc.

Registration Statement on

Form S-3, No. 333-132594, Convertible Senior Notes

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion in connection with the (a) Registration Statement on Form S-3 (Registration No. 333-132594) (the “Registration Statement”) filed by Rentech on March 20, 2006 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) the Preliminary Prospectus Supplement filed with the Commission on April 3, 2006 pertaining to the Notes, as defined below (the “Preliminary Prospectus Supplement”), (c) the final Prospectus Supplement dated April 11, 2006 and filed with the Commission on April 13, 2006 pertaining to the Notes (the “Final Prospectus Supplement”) and (d) the Current Report on Form 8-K of Rentech dated April 18, 2006 (the “April 18 Form 8-K”) which will include this opinion letter as an exhibit and result in incorporation by reference of this opinion letter as Exhibit 5.2 to the Registration Statement. The prospectus contained in the Registration Statement at the time the Registration Statement became effective, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the April 18 Form 8-K are called herein the “Notes Prospectus.”  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement or the Notes Prospectus other than as to the authority to issue the Notes and the valid issuance shares of common stock issuable upon conversion of the Notes under Colorado corporate law.

Pursuant to the Notes Prospectus, Rentech is offering an aggregate principal amount of $57,500,000 of 4.00% Convertible Senior Notes due 2013 (the “Notes”), including $7,500,000 of the Notes that are subject to an over-allotment option granted to the underwriters. The Notes are to be sold to the underwriters pursuant to that certain Underwriting Agreement and related Terms Agreement dated April 11, 2006 (collectively, the “Underwriting Agreement”) between Rentech and the underwriters for sale to the public. The Notes will be issued pursuant to an Indenture (the “Base Indenture”), dated April 18, 2006, between Rentech and Wells Fargo Bank, National Association, as Trustee, the form of which was filed as an exhibit to the Registration Statement and, as executed on April 18, 2006, filed with the Commission as an exhibit to the April 18 Form 8-K. The Base Indenture is supplemented by an Officer’s Certificate filed with the Commission as an exhibit to the April 18 Form 8-K. The Base Indenture and such Officer’s Certificate are collectively referred to herein as the “Indenture.”  The terms of the Notes provide that they may be convertible into shares of common stock of Rentech, par value $0.01 per share. Rentech has a Rights Agreement dated as of January 18, 2005, as amended (the “Rights Agreement”), between Rentech and ComputerShare Trust Company, Inc., as Rights Agent, that provides for stock purchase rights to be issued with common stock of Rentech (the “Rights”).

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than Rentech; and (vii) the obligation of parties to the Underwriting Agreement being valid, binding and enforceable.

We are opining herein as to the Colorado Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. The opinions expressed herein as to the Indenture and the Notes do not include any opinion with respect to the creation, validity, perfection or priority of any security interest or lien or any opinion with respect to compliance with laws relating to the permissible rates of interest.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)           Rentech has the corporate authority to issue the Notes.

(2)           The Notes have been duly authorized by Rentech for sale and issuance pursuant to the Indenture and Underwriting Agreement.

(3)           The shares of common stock issuable upon conversion of the Notes have been duly authorized for issuance upon such conversion, and, when issued upon such conversion in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable; and as of the date hereof such shares would be accompanied by the associated Rights.

In connection with our opinions set forth above, (a) we note that certain provision of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

We hereby consent to the use of this opinion as Exhibit 5.2 to the April 18 Form 8-K, to the incorporation by reference of this opinion into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Notes Prospectus. The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP